Exhibit 99.1

                                Agreement Summary

- Agreement in principle on global settlement of all outstanding personal injury asbestos claims with attorneys representing substantially more than the required 75 percent of known present asbestos claimants.

- If successfully implemented, the settlement would resolve all liability of Halliburton and its subsidiaries for all present and future personal injury asbestos claims, which claims would be channeled to a settlement trust.

- Settlement would be implemented through a pre-packaged Chapter 11 filing by DII Industries, LLC (DII) and Kellogg Brown & Root, Inc. (KBR), as well as certain of their other subsidiaries with U.S. operations. The filing should take place late in the first quarter of 2003.

- KBR Services, Inc., which includes the U.S. government operations business, and KBR's entities with no U.S. operations, will be excluded from the Chapter 11 filing. Halliburton Company, Halliburton Energy Services, Landmark Graphics and most other Halliburton subsidiaries will also be excluded from the filing.

- The agreement is subject to (among other things) entering into a definitive agreement covering additional details, acceptances of holders of asbestos claims to a plan of reorganization, financing the cost of the settlement on terms acceptable to Halliburton, final approval by Halliburton, DII, and KBR, and court approval.

- Under the plan of reorganization, the ownership of DII, KBR and the other filing subsidiaries will not change - they will continue to be wholly-owned direct or indirect subsidiaries of Halliburton.

- After final and non-appealable court approval, up to $2.775 billion in cash, 59.5 million shares of Halliburton stock and notes with a net present value expected to be less than $100 million will be paid to a trust for the benefit of present and future asbestos claimants and certain other personal injury claimants. Of the $2.775 billion, $450 million will be due in 4 years on a subordinated basis if not paid sooner pursuant to a final and non-appealable court approved plan. DII and KBR will retain the rights to the first $2.3 billion of any insurance proceeds and the trust will have the rights to proceeds in excess of $2.3 billion, but not exceeding a total of $700 million. DII and KBR will retain the rights to any insurance proceeds in excess of $3 billion.